Discover Financial Services Names

Chief Accounting Officer

Riverwoods, IL, July 20, 2009 - Discover Financial Services today announced that Mark A. Zaeske has been named senior vice president, finance, and chief accounting officer. Zaeske will oversee Discover's accounting, external reporting, management reporting, corporate tax, and corporate procurement and payment services. He will report directly to Roy A. Guthrie, chief financial officer for Discover.

"Mark's deep background in banking and financial services will be a great asset to Discover," Guthrie said. "We look forward to the contributions he will undoubtedly make as we continue to manage the business conservatively while building for the future."

"I am very excited about the opportunity to join Discover," Zaeske said. "I've been impressed by the company's ability to manage through this challenging economic environment. With its strong capital and liquidity position and ever-expanding domestic and international acceptance, I am excited about the future and look forward to being a part of the management team."

Before joining Discover, Zaeske was with JPMorgan Chase since 2003, where he served in a variety of positions, including as chief financial officer of the company's Worldwide Securities Services Division, CFO of the Treasury Services Division, and CFO of the Commercial Banking Division. Most recently, Zaeske was the Western Hemisphere regional executive, Treasury, Liquidity and Investment Products at JPMorgan.

Prior to his employment with JPMorgan, Zaeske was treasurer of AIG retirement savings from 2000 to 2003, and worked as an associate director and later, assistant treasurer, for Citigroup from 1996 to 2000. He has a bachelor's degree from the University of Texas and an MBA from the University of Chicago.

Zaeske will begin his new role at Discover on July 27, 2009.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover Card, America's cash rewards pioneer, and offers student and personal loans, as well as savings products such as certificates of deposit and money market accounts. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contact:

Jon Drummond

Discover Financial Services

224-405-1888

jondrummond@discover.com